Exhibit 99.1

Contacts:
Media	Ryan Houck	904-357-9134
Investors	Mickey Walsh	904-357-9162

Rayonier Advanced Materials Board of Directors Elects De Lyle Bloomquist to Serve as its Chair

Jacksonville, Fla., May 5, 2020 - The Rayonier Advanced Materials Inc. (NYSE:RYAM) (the “Company”) Board of Directors has elected De Lyle Bloomquist to serve as Chair of the Board. The Company previously announced the separation of the roles of Chair and Chief Executive Officer (CEO). Mr. Bloomquist, currently an independent Director who will stand for re-election to the Board at the 2020 Annual Meeting of Stockholders, will assume the role of Non-Executive Chair following the conclusion of the Company’s Board meeting on May 19, assuming his re-election on May 18. In connection with these changes, the Board will discontinue the role of independent Lead Director. Paul Boynton, who currently serves as Chair, will continue in his role as President and CEO, and as a Director of the Company.
C. David Brown, current independent Lead Director of the Company, stated, “De Lyle has extensive expertise in the global chemicals industry and understands the Company’s business, current challenges and opportunities, as well as its potential for growth and value creation. Since joining the Board in 2014, he has been actively involved in strategic and operational decisions regarding the Company’s business, and the Board believes he is superbly qualified to serve as Non-Executive Chair, while working closely with the senior management team to help guide the Company through its current headwinds and toward a brighter future.”
“De Lyle will be a great leader of our Board, and his service as Chair will allow me to focus even more of my time and attention to the strategic direction of the Company and day-to-day operation of the business,” concluded Mr. Boynton.
About Rayonier Advanced Materials
Rayonier Advanced Materials is a global leader of cellulose-based technologies, including high purity cellulose specialties, a natural polymer commonly found in filters, food, pharmaceuticals and other industrial applications. The Company also manufactures products for lumber, paper and packaging markets. With manufacturing operations in the U.S., Canada and France, Rayonier Advanced Materials employs just over 4,000 people and generates approximately $1.8 billion of revenues. More information is available at www.rayonieram.com.

CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RayonierAM.com